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                                                                     EXHIBIT 4.2

                          CERTIFICATE OF DETERMINATION
               OF RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
                         OF SERIES B PREFERRED STOCK OF
                           NEOGENE TECHNOLOGIES, INC.
                            a California corporation

        Alvin J. Glasky and Samuel Gulko hereby certify as follows:

        1. We are the President and Secretary, respectively of NeoGene Technologies, Inc., a California corporation (the "Corporation").

        2. The number of shares of the Corporation's Series B Preferred Stock is 150,000 shares, none of which has been issued.

        3. Pursuant to authority given under the Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 401 of the California Corporations Code, the Board of Directors of the Corporation (the "Board") has duly adopted the following recitals and resolutions which hereby create this Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series B Preferred Stock of the Corporation (this "Certificate of Determination"):

        WHEREAS, Article Five of the Amended and Restated Articles of Incorporation of the Corporation authorizes 5,000,000 shares of Preferred Stock (the "Preferred Stock") of which 150,000 shares have been designated as Series A Preferred Stock (the "Series A Preferred Stock");

        WHEREAS, in accordance with the provisions of Section 401 of the California Corporations Code, and pursuant to the Articles of Incorporation, the Board of Directors is authorized and empowered to designate the rights, preferences, privileges and restrictions of such Preferred Stock; and

        WHEREAS, the second series of Preferred Stock has been designated the "Series B Preferred Stock."

        NOW THEREFORE BE IT RESOLVED, that Series B of the class of authorized Preferred Stock of the Corporation is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such Series, and the qualifications, limitations or restrictions thereof are as follows:

I. DESIGNATION AND AMOUNT.

        A. SERIES B PREFERRED STOCK. The shares of the second series of Preferred Stock of the Corporation is hereby designated "Series B Preferred Stock" and the number of shares constituting such series is 150,000.

        B. RIGHTS PREFERENCES AND PRIVILEGES. The relative rights, preferences, restrictions, and other matters relating to the Series B Preferred Stock or the holders thereof are as follows:



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                1. Dividends Rights of Preferred. The holders of Series B
Preferred Stock shall be entitled to receive, when and as declared by the Board out of funds legally available therefor, cumulative dividends at the rate per share of Series B Preferred Stock of $3.15 per annum (as adjusted for any stock split, combination, consolidation or stock distributions or stock dividends with respect to such shares), payable, subject to the provisions of this Section 1, semiannually on August 31 and February 28 of each year (each, a "Dividend Payment Date"). Such dividend shall accrue on each Dividend Payment Date, and shall be paid to the holders of record of the Series B Preferred Stock on the record date set for such dividend payment, or, if no such record date is set, to the holders of record of the Series B Preferred Stock on the date such payment is made. The Corporation, at its option, may make dividend payments in cash, shares of Series B Preferred Stock, or both. The number of shares of Series B Preferred Stock deliverable with respect to any such dividend shall equal the quotient obtained by dividing the amount of such dividend payable in shares of Series B Preferred Stock by the then applicable liquidation preference for one share of Series B Preferred Stock, as set forth in Section 2(a) below, provided that the Corporation shall be entitled to pay cash in lieu of delivering any fractional shares hereunder. Such dividend shall be paid to the holders of the Series B Preferred on a pari passu basis with any dividend required to be paid to the holders of the Series A Preferred Stock. Unless all accrued but unpaid dividends on the Series B Preferred shall have been paid or declared and a sum sufficient for the payment thereof set apart, (i) no dividend shall be paid or declared on any shares of the Corporation's common stock, no par value (the "Common Stock"), and (ii) no shares of Common Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. Notwithstanding the foregoing, the Corporation shall not be prohibited from repurchasing shares of Common Stock from the directors, officers or employees of the Corporation or any Subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the termination of employment or consulting relationship, where such repurchase has been duly authorized by the Board.

                2. Liquidation.

                        (a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any other series of Preferred Stock that may from time to time come into existence, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any equity securities of the Corporation (other than the Series A Preferred Stock, which shall rank pari passu with the Series B Preferred Stock with respect to any such distribution) by reason of their ownership thereof, an amount equal to $45.00 (as adjusted for any stock split, combination, consolidation or stock distributions or stock dividends with respect to such shares) for each share of Series B Preferred Stock then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of any other series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock and the Series B Preferred Stock on a pari passu basis in proportion to the relationship that the number of shares of Series A Preferred Stock or Series B Preferred Stock held by each such holder bears to the total number of shares of Series A Preferred Stock and the Series B Preferred Stock outstanding.

                        (b) Remaining Assets. Upon the completion of the distribution required by Section 2(a) above and any other distribution that may be required with respect to any other series of Preferred Stock that may from time to time come into existence, the remaining assets of the



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Corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.

                3. Voting Rights. Except as otherwise provided by the California General Corporation Law ("California Law"), the holders of the Series B Preferred Stock shall have no voting power whatsoever, and no holder of Series B Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the shareholders.

                To the extent that under California Law the vote of the holders of the Series B Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series B Preferred Stock (except as otherwise maybe required under California Law) shall constitute the approval of such action by the class. To the extent that under California Law the holders of the Series B Preferred Stock are entitled to vote on a matter with holders of Series A Preferred Stock, voting together as one class, each share of Series A Preferred Stock and Series B Preferred Stock shall be entitled to one vote for each share of Common Stock into which such share could be converted as of the record date for the taking of such vote of shareholders. To the extent that under California Law the holders of the Series B Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred Stock shall be entitled to one vote for each share of Common Stock into which such share of Series B Preferred Stock could be converted as of the record date for the taking of such vote of shareholders. Holders of the Series B Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's Bylaws and applicable statutes.

                4. Conversion Rights. The holders of Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                        (a) Conversion at Option of Holder. Subject to Section 4(d), each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the principal office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $45.00 by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share of Series B Preferred Stock shall be $45.00. Such initial Conversion Price shall be subject to adjustment as set forth in Section 5.

                        (b) Conversion at Option of Corporation. [Intentionally deleted.]

                        (c) Automatic Conversion. Each share of Series B Preferred Stock then outstanding (and not otherwise subject to a conversion exercise by a holder thereof pursuant to Section 4(a)) shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier to occur of (i) the closing of the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), which results in aggregate gross cash proceeds to the Corporation of $25,000,000, based on a pre-money valuation of the Corporation of at least $80,000,000 and (ii) the fifth anniversary of the date of issuance of such share.



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                        (d) Mechanics of Conversion. Before any holder of Series
B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 4(a) above, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by appropriate instruments of transfer, at the principal office of the Corporation or of any transfer agent for Series B Preferred Stock, and shall give written notice to the Corporation of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, no later than three (3) Business Days following delivery of the Conversion notice, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Notwithstanding the foregoing, subject to applicable law, in the event a holder of shares of Common Stock acquired upon conversion of Series B Preferred Stock may resell such shares without restriction pursuant to an effective registration statement or otherwise, the Corporation shall cause the transfer agent with respect to its Common Stock, if such transfer agent is then participating in the Depositary Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, to electronically transmit the shares of Common Stock issuable upon such conversion by crediting the account of such holder's prime broker with DTC through DTC's Deposit Withdrawal Agent Commission ("DWAC") system, within (3) Business Days after such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of the Corporation, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities. Notwithstanding the foregoing, in the event of an automatic conversion of the Series B Preferred Stock pursuant to Section 4(c) above, from and after the effective time of such conversion, the outstanding certificates representing shares of Series B Preferred Stock shall thereafter represent the right to receive a certificate or certificates (or a credit through DWAC, if applicable) for the number of shares of Common Stock into which such shares of Series B Preferred Stock have been converted, and the holders of the Series B Common Stock as of the date of such conversion shall be treated for all purposes as the record holders of the shares of Common Stock issuable upon such conversion as of such date.

                        (e) No Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and all such fractional shares shall be disregarded. In lieu thereof, the Corporation shall pay in cash the fair market value of such fractional share as determined by the Board of Directors of the Corporation. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at that time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                        (f) Other Distributions. In the event the Corporation at any time or from time to time makes any distribution payable in securities or other property of the Corporation (other than Common Stock or Common Stock Equivalents (as defined in Section 5(a)(1) below)), securities of other persons, evidences of indebtedness issued by the Corporation or other persons or assets, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof the amount of securities and other property of the Corporation



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which they would have received had their shares of Series B Preferred Stock been converted into shares of Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities and other property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under Section 5 with respect to the rights of the holders of Series B Preferred Stock.

                        (g) No Reissuance. Upon any conversion of Series B Preferred Stock pursuant to this Section 4, the shares of Series B Preferred Stock which are converted shall not be reissued. Upon conversion of all of the then outstanding Series B Preferred Stock, shares of Series B Preferred Stock shall not be deemed outstanding for any purpose whatsoever.

                        (h) Reservation of Common Stock. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series B Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and shareholder action), in accordance with the laws of the State of California, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding.

                5. Adjustments to Conversion Price.

                        (a) Conversion Price Adjustments for Certain Events. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

                                (1) In the event the Corporation should at any
time or from time to time after the date upon which any shares of Series B Preferred Stock were first issued (the "Purchase Date") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding taking into account those shares of Common Stock issuable with respect to any such Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time as provided in Section 5(c)(3).

                                (2) If the number of shares of Common Stock
outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.



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                        (b) Recapitalization, Merger, Etc. If at any time or
from time to time there shall be a recapitalization, reclassification, combination, subdivision, merger, transfer, exchange, sale or other disposition of all or substantially all of the Corporation's assets, stock split, stock dividend, reverse stock split or other distribution in respect of the Common Stock (other than as provided for elsewhere in this Section 5 or in Section 2 or Section 4), provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Prices then in effect and the number of shares purchasable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                        (c) Issuance of Additional Stock below Conversion Price. If the Corporation shall issue, after the Purchase Date, any Additional Stock (as defined below) for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall automatically be adjusted to equal the consideration per share paid for such Additional Stock determined in accordance with Section 5(c)(2), unless otherwise provided in this Section 5(c); provided, however, that if no shares of Series A Preferred Stock (or any other securities of the Corporation which are convertible into shares of Common Stock providing for a similar adjustment as a result of such issuance) are outstanding on the date of such issuance of Additional Stock, (x) if such date is prior to or is the third anniversary of the Purchase Date, the Conversion Price to be in effect after the date of such issuance shall be adjusted by multiplying the Conversion Price in effect immediately prior to the date of such issuance by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of such issuance plus the number of shares of Common Stock which the aggregate consideration for the total number of shares of Additional Stock so to be issued (or the aggregate initial conversion price of the convertible securities so to be issued) would purchase at the Conversion Price in effect immediately prior to the date of such issuance and of which the denominator shall be the number of shares of Common Stock outstanding on the date of such issuance plus the number of additional shares of Additional Stock to be issued (or into which the convertible securities so to be issued are initially convertible), unless otherwise provided in this Section 5(c), and (y) if such date is after the third anniversary of the Purchase Date, the Conversion Price shall not be adjusted pursuant to this Section 5(c).

                                (1) Additional Stock. For purposes of this
Section 5, "Additional Stock" shall mean any shares of Common Stock or capital stock, securities, options, warrants to purchase or other instruments of similar effect convertible into or exchangeable for Common Stock issued (or deemed to have been issued pursuant to Section 5(c)(3)) by the Corporation after the Purchase Date other than:

                                        (A) Common Stock issued pursuant to a
transaction described in Section 5(b) hereof,

                                        (B) Common Stock (or securities options,
warrants or other rights convertible into or exchangeable shares of Common Stock) issuable or issued to employees, consultants or directors of the Corporation pursuant to a stock option plan, agreement or



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arrangement or restricted stock plan, agreement or arrangement approved by the
Board of Directors of the Corporation,

                                        (C) Capital stock, or options or
warrants to purchase capital stock, issued to financial institutions, placement agents or lessors in connection with commercial credit arrangements, capital financings, equipment financings or similar transactions,

                                        (D) Shares of Common Stock or Preferred
Stock issuable upon exercise of warrants outstanding as of the date of this Certificate of Determination,

                                        (E) Capital stock or warrants or options
to purchase capital stock issued in connection with bona fide acquisitions, mergers, strategic relationships or similar transactions, the terms of which are approved by the Board of Directors of the Corporation, and

                                        (F) Shares of Common Stock issued or
issuable upon conversion of the Series A Preferred Stock or the Series B Preferred Stock.

                                (2) Determination of Consideration. In the case
of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors.

                                (3) Deemed Issuances of Common Stock. In the
case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 5(c):

                                        (A) The aggregate maximum number of
shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 5(c)(2)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                        (B) The aggregate maximum number of
shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation



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(without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 5(c)(2)).

                                        (C) In the event of any change in the
number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                        (D) Upon the expiration of any such
options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed, but only to the extent the Corporation did not pay any consideration in connection with such expiration or termination, to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                        (E) The number of shares of Common Stock
deemed issued and the consideration deemed paid therefor pursuant to Sections 5(c)(3)(A) and 5(c)(3)(B) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5(c)(3)(C) or 5(c)(3)(D).

                                (4) Circumstances in Which Conversion Price Not
Adjusted. Notwithstanding any other provisions of this Section 5(c), except to the limited extent provided for in Sections 5(c)(3)(C) and 5(c)(3)(D), no adjustment of the Conversion Price pursuant to this Section 5(c) shall have the effect of increasing the Conversion Price above (i) the Conversion Price in effect immediately prior to such adjustment or (ii) the initial Conversion Price specified in Section 4(a). No readjustment pursuant to Sections 5(c)(3)(C) and 5(c)(3)(D) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (x) the Conversion Price on the original adjustment date and (y) the Conversion Price that would have resulted from the issuance of Additional Stock between the original adjustment date and such readjustment date.

                        (d) Conversion Price Adjustments for Certain
Distributions. If the Corporation shall distribute, during the period commencing on the Purchase Date and ending on the second anniversary of the Purchase Date (provided that, for any distributions occurring subsequent to the second anniversary of the Purchase Date, the holders of record of the Series B Preferred Stock shall have received notice of such distribution at least 15 days prior to the record date established for holders of Common Stock to receive such distribution), to all holders of Common Stock evidences of its indebtedness or assets (excluding cash dividends with respect to the Corporation's Common Stock to the extent such dividend payments (such payments deemed made on the record date established therefor) in any twelve-month period do not exceed $2.25 per share of Common Stock (which number shall subject to equitable adjustments for stock splits, recombinations and similar events)) or rights or warrants to subscribe for or purchase any security (excluding those referred to in



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Sections 5(a), (b) and (c) and other than with respect to rights granted pursuant to a stockholders rights plan adopted by the Corporation), then in each such case the Conversion Price of the Series B Preferred Stock shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the fair market value of one share of Common Stock determined as of the record date mentioned above and the numerator shall be the fair market value of one share of Common Stock determined as of such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of Common Stock as determined by the Corporation's independent certified public accountants that regularly examine the financial statements of the Corporation (the "Appraiser"). For purposes of this Section 5(d), the "fair market value" of one share of Common Stock shall be determined as follows:

                                (1) if the Common Stock is traded on a
securities exchange or The Nasdaq Stock Market or actively traded over-the-counter:

                                        (A) if the Common Stock is traded on a
securities exchange or The Nasdaq Stock Market, the fair market value shall be deemed to be the average of the closing sale prices of the Common Stock for the five (5) trading days immediately prior to (but not including) the record date mentioned above; or

                                        (B) if the Common Stock is actively
traded over-the-counter, the fair market value shall be deemed to be average of the closing bid or, if the closing bid is not reported, the closing sales price for the five (5) trading days immediately prior to (but not including) the record date mentioned above; or

                                (2) if (i) is not applicable, the fair market
value of one share of Common Stock shall be at the highest price per share which the Corporation could obtain on the date of calculation from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Corporation, from authorized but unissued shares, as determined in good faith by the Board of Directors, unless the Corporation is at such time subject to an acquisition including the sale, conveyance or disposal of all or substantially all of the Corporation's property or business or the Corporation's merger into or consolidation with any other corporation (other than a wholly-owned subsidiary corporation) or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, other than a merger effected exclusively for the purpose of changing the domicile of the Corporation, in which case the fair market value of one share of Common Stock shall be deemed to be the value received by the holders of Common Stock pursuant to such acquisition.

                        (e) Notification of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price for the Series B Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder, a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock. Any notices required by the provisions of this Section 5 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, first class, postage



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prepaid and addressed to each holder of record at its address appearing on the books of the Corporation.

                6. No Redemption. The Series B Preferred Stock is not redeemable.

                7. Protective Provisions. Notwithstanding the provisions of
Section 3, so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the shares of the Series B Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (ii) authorize or create any class or series of stock ranking as to dividends or distribution of assets upon a liquidation senior to the Series B Preferred Stock, (iii) amend its articles of incorporation or other charter documents so as to affect adversely any rights of the holders of the Series B Preferred Stock, (iv) increase the authorized number of shares of Series B Preferred Stock, or (v) enter into any agreement with respect to the foregoing which is not conditioned upon the Corporation obtaining the affirmative vote of the holders of a majority of the shares of the Series B Preferred Stock then outstanding as provided in clauses (i)-(iv).

                We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Determination are true and correct of our own knowledge.



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                IN WITNESS WHEREOF, the undersigned have executed this
Certificate of Determination this 14th day of December, 2000.



                                       /s/ Alvin J. Glasky
                                       -----------------------------------------
                                       Alvin J. Glasky, President



                                       /s/ Samuel Gulko
                                       -----------------------------------------
                                       Samuel Gulko, Secretary



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